Exhibit 10.3

Horizon Therapeutics Public Limited Company

Non-Employee Director Compensation Policy

Amended Effective: October 26, 2022

Each member of the Board of Directors (the “Board”) of Horizon Therapeutics Public Limited Company (the “Company”) other than (1) any member who is affiliated with any holder of more than 5% of the Company’s ordinary shares or (2) any member serving as an employee of the Company or any of its subsidiaries (each such member, a “Director”) will receive the following compensation for his or her Board service. The determination of whether a member of the Board meets the requirements to be eligible to receive compensation as an eligible Director under this Policy will be determined as of the date such cash compensation is otherwise payable, or the date such equity compensation would be granted, as applicable.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If a Director joins the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer/fee set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	Non-Executive Chairman of the Board/Lead Independent Director: $115,000

b.	All other Directors: $75,000

2.	Annual Committee Chair Service Fee:

a.	Chairman of the Audit Committee: $30,000

b.	Chairman of the Compensation Committee: $25,000

c.	Chairman of the Nominating & Corporate Governance Committee: $20,000

d.	Chairman of the Transaction Committee: $20,000

e.	Chairman of the Scientific Committee: $20,000

3.	Annual Committee Member (non-Chair) Service Fee:

a.	Audit Committee: $15,000

b.	Compensation Committee: $15,000

c.	Nominating & Corporate Governance Committee: $10,000

d.	Transaction Committee: $12,500

e.	Scientific Committee: $12,500

Equity Compensation

The equity compensation set forth below will be granted under the Horizon Therapeutics Public Limited Company 2014 Non-Employee Equity Plan, as may be amended from time to time, or, following the termination of such plan, the Horizon Therapeutics Public Limited Company 2020 Equity Incentive Plan, as may be amended from time to time, or any other equity plan designated by the Board or the Compensation Committee of the Board (as applicable, the “Plan”).

1. Initial Grant: On the date of any Director’s initial appointment or election to the Board, the Director will be automatically, and without further action by the Board, granted restricted stock units with an aggregate value equal to $400,000, prorated based on the number days between such Director’s start date and the first anniversary of the date of the annual shareholder meeting of the Company that most recently preceded such start date (the “Initial Grant”); provided, that if a Director’s initial election to the Board occurs at an annual shareholder meeting of the Company, such Director will receive only the Annual Grant (as defined below) for such annual shareholder meeting and not a separate Initial Grant. The restricted stock units will vest in full upon the earlier of the (i) first anniversary of the date of the annual shareholder meeting of the Company that most recently preceded such Director’s start date and (ii) date of the next annual shareholder meeting of the Company, subject to the Director’s Continuous Service (as defined in the Plan) through such vesting date. A Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of the Company or one of its subsidiaries will not be eligible for an Initial Grant.

2. Annual Grant: On the date of each annual shareholder meeting of the Company, each Director will be automatically, and without further action by the Board, granted restricted stock units with an aggregate value of $400,000 (the “Annual Grant”). The restricted stock units will vest in full upon the earlier of the (i) first anniversary of the date of grant and (ii) date of the next annual shareholder meeting of the Company, subject to the Director’s Continuous Service through such vesting date.

Expenses

The Company will reimburse each Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Directors timely submit to the Company appropriate documentation substantiating such expenses.